SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                               FORM 8-K

                            CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                of 1934




Date of Report
(Date of earliest event reported):    March 30, 2000
                                   -------------------


                          SEMPRA ENERGY
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       (Exact name of registrant as specified in its charter)


CALIFORNIA                      1-14201                    33-0732627
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(State of incorporation      (Commission             (I.R.S. Employer
or organization)             File Number)          Identification No.


101 ASH STREET, SAN DIEGO, CALIFORNIA                           92101
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(Address of principal executive offices)                   (Zip Code)


                                                       (619) 696-2034
Registrant's telephone number, including area code-------------------


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   (Former name or former address, if changed since last report.)



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                         FORM 8-K

Item 5.  Other Events

At an analyst conference held today, Sempra Energy outlined a series of strategic initiatives aimed at enhancing shareholder value. The company said that it would focus on an integrated business model comprising six core businesses and aimed at competing in the growing market for retail energy services.
     These initiatives, which follow the company's announcement in January that it was reducing its quarterly common dividend to $0.25 and repurchasing approximately 15 percent of its outstanding common shares, were described at a meeting of securities analysts hosted by the company in San Diego.
     "We are implementing a more focused and integrated business strategy designed to respond directly to the changing needs of our energy services customers and to create additional, sustainable value for our shareholders," said Richard D. Farman, chairman and chief executive officer of Sempra Energy.
     "Our goal is to become a leading integrated energy services company and one of the best-performing companies in our industry," said Stephen L. Baum, vice chairman, president and chief operating officer of Sempra energy. Baum will assume the position of chief executive officer in June 2000, and add the title of chairman when Farman retires in September 2000. "Our business has the potential to produce returns on equity approaching 20 percent over the next decade and compound annual growth in earnings per share in the range of 8 percent to 10 percent over the next four years.
     "To get there, our strategy is to grow our business in retail energy service for the commercial, industrial and residential sectors; focus our regulated California utilities on the delivery of energy; export our traditional utility expertise to faster growing and more profitable international markets; build on our emerging position as a global leader in energy trading; develop generation capacity selectively; and capitalize on emerging technologies."

Growth Strategy
     Sempra Energy's integrated energy services strategy is built around six core businesses. These include:

-- Retail services - Sempra Energy Solutions will house all of the existing commercial and industrial retail capabilities of Sempra Energy's retail commodity, energy services and facilities-management businesses. The company will target the four regions of the United States with the highest concentration of energy demand - the West, Upper Midwest, Northeast and Gulf Coast. Sempra Energy Solutions' goal is to grow its revenues to $2 billion by the end of 2003 from the $200 million generated in 1999. Mass-market activities initially will be conducted through Energy America, which already has enrolled 400,000 U.S. residential and small-commercial customers in six states.

-- Generation - Over the next decade Sempra Energy Resources will develop or acquire between 5,000 and 10,000 megawatts of additional generation capacity required to enable Sempra Energy's retail energy services business. Most commercial and industrial customers demand access to physical generation resources as a natural hedge against fluctuation in market prices of energy.

-- Energy Trading - Sempra Energy Trading will continue to build and enhance its existing electricity, oil and natural gas trading capabilities throughout North America and Europe, with future expansion into Asia.

-- International - Sempra Energy International will continue to invest in electric and natural gas distribution systems located principally in high-growth developing markets in Mexico, South
America and Canada.

-- Technology Ventures - A new subsidiary - Sempra communications - will pursue opportunities in the convergence of the energy and telecommunications industries. Sempra Energy also is developing other technology ventures and strategic alliances that enable the company's retail strategy, enhance its core business operations and generate incremental earnings.

-- Delivery Services - The Company's regulated California utilities, SDG&E and SoCalGas, will focus on providing world-class energy-delivery services. The two utilities also will actively encourage an open and competitive retail energy services market in California.

     Farman and Baum said that Sempra Energy has no plans to pursue a large-scale transaction, such as acquiring or merging with other U.S. energy utilities. Instead, they said the company will focus on smaller acquisitions and alliances to accelerate its retail strategy.

Financial Objectives

      Management also broadly outlined its financial objectives for each of its six core businesses for the period extending through 2003:

     Capital Spending (in aggregate) through 2003: Delivery services - $2 billion; retail - $700 million; international -
$700 million; generation - $400 million, technology - $200 million; parent and other - $200 million.

     Net Income in 2003: Total - $480 million to $520 million, approximately one-third of which will come from businesses outside of the California utilities: trading - $40 million to $55 million; international - $40 million $60 million; generation
- $10 million to $20 million; retail - $30 million to $70 million; technology - $15 million to $30 million; Sempra Energy Financial - $30 million to $35 million; parent company - a loss of $5 million; and $30 million to $40 million of interest incurred by unregulated businesses.

     Earnings Per Share in 2003:  $2.38 to $2.57


Item 7.  Financial Statements And Exhibits.

     None.


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                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    SEMPRA ENERGY
                                           (Registrant)


Date: March 30, 2000                By: /s/ F. H. Ault
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                                        F. H. Ault
                                        Vice President and Controller